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                                                                EXHIBIT 10.1(ay)

                          AGREEMENT AND GENERAL RELEASE

     This memorandum sets out the terms of your resignation from Sauer-Danfoss Inc., a Delaware Corporation (hereinafter the "Company"). Under this Agreement, the Company will provide you with extra benefits in exchange for your agreement to not make denigrating statements about the Company or any of its management, to not reveal confidential information to anyone, and to waive and release any legal claims you might have against the Company for any reason.

                             TERMS OF THIS AGREEMENT

1. You hereby resign from your employment with the Company, as an officer of the Company and from all other positions with the Company and any of its subsidiaries or related or affiliated entities effective January 6, 2003.

2. This Agreement completely closes out the employer-employee relationship and any claims you might have against the Company arising from that relationship. In return for your release of claims, this Agreement provides you with benefits to which you otherwise would not be entitled. Accordingly, you and the Company agree as follows:

     a.   Whether you sign this Agreement or not, the Company will pay:

          i)     The base salary that you earn through January 6, 2003; and

          ii)    Any applicable retirement benefits.

Similarly, even if you do not sign this Agreement, you can elect the period of continued health benefits coverage to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

     b. In exchange for the release of claims set forth below, the Company agrees to provide, as additional severance pay:

          i) A lump sum severance payment equal to your annual base salary for the year ended December 31, 2002, less the sum of $13,300 which is owing by you to the Corporation; and

          ii) A lump sum payment equal to 75% of the long term incentive pay you would have received in 2003 had you continued to be a part of the TRW plan, provided, however, that no 401(k) amount will be deducted or matched for these payments. You shall provide the

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                 Company prior to the end of January 2003 documentation from TRW setting forth the amount that your 2003 long term incentive pay would have been under the TRW plan, and the Company shall pay you 75% of such amount within 14 days of the receipt of such documentation; and

          iii) Continuation of your current health and dental insurance benefits through June 30, 2003, by the Company's payment on your behalf of your COBRA amounts for that period.

Any other provision of this Agreement notwithstanding, the Company may withhold from amounts payable under this Agreement (a) all federal, state, local and foreign taxes and social security taxes that are required to be withheld by applicable laws or regulations as the Company shall determine in its sole discretion, and (b) other ordinary and customary payroll deductions.

3. In exchange for the benefits promised you in this Agreement, you agree to the following:

     a. You irrevocably and unconditionally release and discharge the Company, its predecessors, successors, and assigns, as well as past and present officers, directors, employees and agents of the Company, from any and all claims, liabilities, or promises outside of this Agreement, known or unknown, arising out of or relating to your employment with the Company. You waive these claims on behalf of yourself and on behalf of your heirs, assigns, and anyone making a claim through you. The claims waived and discharged include, but are not limited to:

          i) Employment discrimination claims (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII of the Civil Rights Act of 1964;

          ii) Age discrimination claims under the Age Discrimination in Employment Act (ADEA);

          iii)   Illinois Human Rights Act claims;

          iv) Disputed wages, including claims for any back wages or overtime;

          v)     Wrongful discharge and/or breach of contract claims; and

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          vi)    Tort claims, including invasion of privacy, defamation, fraud, and infliction of emotional distress.

     b. You will not bring any legal action against the Company, its predecessors, successors, and assigns, as well as past and present officers, directors, and employees for any claims waived, and you represent and warrant that you have not filed any such claim to date.

4. You agree that you will not, directly or indirectly, disclose the terms of this Agreement to anyone other than your attorney, except to the extent disclosure is required for accounting or tax reporting purposes or as otherwise required by law.

5. You agree that you will make no disparaging comments about the Company, its business operations, or its management to any person or by any means or method.

6. You will not reveal any confidential information about the Company's business operations to anyone. "Confidential information" means any information that would not have been revealed to competitors during the period you were employed.

7. You will cooperate with the Company to the extent necessary to effectuate a smooth transfer of your duties, provided, however, that you will not be expected to perform more than ten hours of such consulting after the signing of this Agreement.

8. This Agreement is binding on the parties and on their heirs, administrators, representatives, executors, successors, and assigns.

9. In the event you secure paid health insurance from another source, the Company's obligation to pay your COBRA amounts shall cease.

10. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

11. This Agreement sets out the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understandings between you and the Company concerning your termination of employment, except for the language regarding forfeiture of awards upon termination contained in the Company's short-term and long-term incentive plans.

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12.  You represent that you:

     a. Understand completely your right to review all aspects of this Agreement with any attorney of your choice;

     b. Have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly, and voluntarily entering into this Agreement and General Release; and

     c. Have been given 21 days to consider this Agreement and will be given 7 days to revoke it in the event you sign this Agreement.

13. You agree that you will not seek further employment with the Company, and that no benefits except those set forth hereinabove are due to you as a result of your employment.

14. If you voluntarily enter into this Agreement, please sign in the space indicated below and return this Agreement to the Company.


Dated:
       -------------------------------       -----------------------------------
                                             Don A. O'Grady


                                             Sauer-Danfoss Inc.


Dated:                                       By:
       -------------------------------          --------------------------------
                                             David J. Anderson, President

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